              As filed with the Securities and Exchange Commission
                                on June 29, 2001

                                               Securities Act File No. 333-47744


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Pre-Effective Amendment No. / /
                        Post-Effective Amendment No. /2/

                            THE INDONESIA FUND, INC.
               (Exact Name of Registrant as Specified in Charter)
           466 Lexington Avenue, 16th Floor, New York, New York 10017
                (Address of Principal Executive Offices: Number,
                         Street, City, State, Zip Code)

                                 (212) 875-3500

                  (Registrant's Area Code and Telephone Number)

                                  -------------

                                Hal Liebes, Esq.
                              Senior Vice President
                            The Indonesia Fund, Inc.
                        466 Lexington Avenue, 16th Floor
                            New York, New York 10017

                     (Name and Address of Agent for Service)

                                 with copies to:

                            Daniel Schloendorn, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019

                                  -------------

                              CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933
========================== ==================== ======================== =========================== ======================
   TITLE OF SECURITIES                             PROPOSED MAXIMUM           PROPOSED MAXIMUM
    BEING REGISTERED          AMOUNT BEING        OFFERING PRICE PER      AGGREGATE OFFERING PRICE         AMOUNT OF
                               REGISTERED              UNIT (1)                     (1)                REGISTRATION FEE
                                                                                                              (2)
-------------------------- -------------------- ------------------------ --------------------------- ----------------------
Common Stock ($0.001 par
value)                          4,000,000               $2.625                  $10,500,000                 $2,772
========================== ==================== ======================== =========================== ======================

(1)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities
     Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant's Common Stock as reported on the New York Stock Exchange on October 9, 2000.

(2)  Previously paid.

                            THE INDONESIA FUND, INC.

                       CONTENTS OF REGISTRATION STATEMENT

    This Registration Statement contains the following papers and documents:

o    Cover Sheet

o    Contents of Registration Statement

o    Part A - Proxy Statement/Prospectus

o    Part B - Statement of Additional Information

o    Part C - Other Information

o    Signature Page

o    Exhibits

                                     PART A

             INFORMATION REQUIRED IN THE PROXY STATEMENT/PROSPECTUS

Incorporated by reference to the Proxy Statement/Prospectus filed by Registrant on April 25, 2001 pursuant to Rule 497(b) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART B

          INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

This information (except for the required audited annual financial statements) is incorporated by reference to the Statement of Additional Information filed by Registrant on April 25, 2001 pursuant to Rule 497(b) under the Securities Act.

The audited annual financial statements of each of the Registrant and JGF are incorporated by reference to their respective Annual Reports for the fiscal years ended December 31, 2000 and March 31, 2000, respectively.

                                     PART C

                                OTHER INFORMATION

Item 15. Indemnification

     Information incorporated by reference to Registrant's Form N-14/A filed on March 29, 2001.

Item 16. Exhibits

     1.   (a)  Articles of Incorporation of the Registrant, dated January 5,
               1990.*

          (b)  Articles of Amendment of Registrant, dated February 14, 1990.*

          (c)  Articles of Amendment of the Registrant, dated February 22,
               1990.*

     2. (a) Amended and Restated By-laws of the Registrant, dated November 9, 1999.*

          (b) Amendment to Amended and Restated By-laws of the Registrant pursuant to resolution approved on March 15, 2001.**

     3.   Not Applicable.

     4.   Agreement and Plan of Reorganization.**

     5.   Not Applicable.

     6. Investment Advisory Agreement between the Registrant and BEA Associates (now Credit Suisse Asset Management, LLC), dated December 21, 1990.*

     7.   Not Applicable.

     8.   Not Applicable.

     9. Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated June 14, 1995, as amended.*

     10.  Not Applicable.

     11.  (a)  Opinion and Consent of Willkie Farr & Gallagher.**

          (b)  Opinion and Consent of Venable, Baetjer and Howard, LLP.**

     12.  (a)  Opinion of Willkie Farr & Gallagher with respect to tax matters.

          (b) Opinion of Sidley Austin Brown & Wood LLP with respect to tax matters.

     13. (a) Registrar, Transfer Agency and Service Agreement between the Registrant and the First National Bank of Boston, dated September 12, 1995.*

          (b) Administrative Services Agreement between the Registrant and BEA Associates dated April 30, 1992.*

          (c) Administration Agreement between the registrant and Bear Stearns Fund Management, Inc. dated June 23, 1995.*

          (d) Credit Agreement between the Registrant, other CSAM-advised Funds, Deutsche Bank AG, as administrative agent, State Street Bank and Trust Company, as operations agent, Bank of Nova Scotia, as syndication agent, and other lenders (the "Credit Agreement") dated June 23, 1999.*

          (e)  First Amendment to Credit Agreement dated June 21, 2000.*

     14.  Consents of PricewaterhouseCoopers LLP.

     15.  Not Applicable.

     16.  Powers of Attorney.*

     17.  Code of Ethics.*


* Incorporated by reference to Registrant's Registration Statement on Form N-14 filed on October 11, 2000.

** Incorporated by reference to Registrant's Registration Statement on Form N-14/A filed on March 29, 2001.


Item 17. Undertakings

     1. The Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     2. The Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 29th day of June 2001.


                                       The Indonesia Fund, Inc.

                                       By: /s/ Michael A. Pignataro
                                           ------------------------------
                                           Michael A. Pignataro,
                                           Chief Financial Officer and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form N-14 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                   DATE

  *                                 Chairman of the Board       June 29, 2001
------------------------------      and Director
James McCaughan

  *                                 Director                    June 29, 2001
------------------------------
William W. Priest

  *                                 Director                    June 29, 2001
------------------------------
Dr. Enrique R. Arzac

  *                                 Director                    June 29, 2001
------------------------------
Lawrence J. Fox

  *                                 Director                    June 29, 2001
------------------------------
Richard H. Francis

/s/ Michael A. Pignataro            Chief Financial Officer     June 29, 2001
------------------------            and Secretary
Michael A. Pignataro

* Pursuant to power-of-attorney filed on signature page of Registrant's Registration Statement on Form N-14 filed on October 11, 2000.

Exhibit No.
-----------
               12.  (a)  Opinion of Willkie Farr & Gallagher with respect to tax matters.

                    (b) Opinion of Sidley Austin Brown & Wood LLP with respect to tax matters.

               14.       Consents of PricewaterhouseCoopers LLP